OPPENHEIMER CALIFORNIA MUNICIPAL FUND
N-SAR EXHIBIT 77C

SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On June 21, 2013, a first shareholder meeting of Oppenheimer California Municipal Fund (the “Fund”) was held at which the twelve Trustees identified below were elected to the Fund (Proposal No. 1).  The following is a report of the votes cast:

Nominee/Proposal                                           For                                     Withheld

Trustees

Brian F. Wruble                                           172,839,354                                3,344,836
David K. Downes                                        172,430,970                                3,753,220
Matthew P. Fink                                          172,409,331                                3,774,859
Edmund Giambastiani, Jr.                           172,811,970                                3,372,220
Phillip A. Griffiths                                       172,447,517                                3,736,673
Mary F. Miller                                             172,464,816                                3,719,374
Joel W. Motley                                           172,917,542                                3,266,647
Joanne Pace                                                 172,580,176                                3,604,013
Mary Ann Tynan                                       172,873,331                                3,310,859
Joseph M. Wikler                                      172,565,114                                3,619,076
Peter I. Wold                                               172,855,468                                3,328,722
William F. Glavin, Jr.                                  172,948,615                                3,235,575